Exhibit 10.8

EXECUTION

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Agreement”) among Nature Vision, Inc., a Minnesota corporation (the “Buyer”), Cass Creek International, LLC, a New York limited liability company(“Cass Creek”) and Gary R. Lynn (“Lynn”), John T. Bergstue (“Bergstue”), Todd E. Hallquist (“Hallquist”) and James G. Streib (“Streib”) (where Lynn, Bergstue, Hallquist and Streib are individuals, each of whom may be referred to as a “Principal” or collectively as “Principals”), takes effect on September 20, 2007 (the “Closing Date”).

RECITALS

A.

Principals are key employees, managers or members of Cass Creek. Cass Creek is engaged in the business of manufacturing and distributing wild game calling electronic devices and other related devices (the “Business”).

B.

This Agreement is being executed and delivered in satisfaction of Section 1.8(e) of that certain Asset Purchase Agreement of even date (the “Purchase Agreement”) among the Buyer, Cass Creek, Lynn, Bergstue and Streib (the “Sellers”) and in connection with the Inventions Royalty Agreement described in Section 2.1 of the Purchase Agreement. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Purchase Agreement.

C.

The Buyer would not enter into and deliver the Purchase Agreement if the Principals did not enter into and deliver this Agreement. Additionally, each of the Principals expects to derive benefits, direct and indirect, from the Purchase Agreement and the transactions contemplated thereby and therefore each of the Principals finds it advantageous, desirable and in their best interests to execute and deliver this Agreement to the Buyer.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows.

1.	Confidential Information.
1.1

For purposes of this Agreement, “Confidential Information” means any information that any of the Principals learned or developed during the course of their engagement with the Business that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes, but is not limited to, trade secrets, and may relate to such matters as research and development, manufacturing processes, management systems and techniques or sales and marketing. For purposes of this Agreement, Confidential Information also includes any information beneficial to the Buyer related to the Business which is not generally known and includes, but is not limited to, any methods of research and testing, customer lists, vendor lists and financial information related to the Business.

1.2

Each of the Principals agrees that, following the Closing Date, he will not directly or indirectly use or disclose any Confidential Information for the benefit of anyone other than the Buyer. Each of the Principals recognizes that the Confidential Information constitutes a valuable asset of the Buyer and hereby agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Buyer. Each of the Principals’ obligations under this Section 1 are unconditional, will not be excused by any conduct on the part of the Buyer except prior voluntary disclosure by the Buyer of the Confidential Information and will survive the termination of this Agreement. The obligations of the Principals under this Section 1 are in addition to, and not in derogation of, the obligations of the Sellers under the Purchase Agreement.

2.

Covenant Not to Compete. For a period of five years from and after the Closing Date, none of the Principals, their family members nor their affiliates will engage directly or indirectly (except having less than 1% ownership of the outstanding stock in any publicly-traded corporation) in the Business worldwide. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 2 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

3.

Products in Development. As of the date of this Agreement, Cass Creek has three products under development, the Wiggly Rabbit, the Manual Slate Turkey Call and the Ozone Closet (collectively the “Development Products”) for which an affiliate of Principals will be completing the remaining development and making a working prototype. If Buyer does not purchase any one or more of the Development Products pursuant to the provisions of that certain Inventions Royalty Agreement of even date, the unpurchased Development Products will not be subject to Principals’ obligations not to compete with the Business as set forth in the Purchase Agreement and in this Agreement.

4.

Nonsolicitation; Non-Hire and Noninterference. For a period of five years from and after the Closing Date, none of the Principals, their family members nor any of their affiliates will directly or indirectly (a) induce or attempt to induce any person hired by the Buyer or its affiliates (each, a “Hired Employee”) to leave the employ of the Buyer and its affiliates, or in any way interfere adversely with the relationship between any Hired Employee and the Buyer and its affiliates, (b) induce or attempt to induce any Hired Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of the Buyer and its affiliates to any person or entity, (c) employ, or otherwise pay for services rendered by, any Hired Employee in any business enterprise with which any of the Principals and their family members or affiliates may be associated, connected or affiliated, or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other person or entity having a business relationship with the Principals or their affiliates to cease doing business with the Buyer and its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other such person or entity and the Buyer and its affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.

Remedies. The Principals recognize that if they violate any portion of this Agreement, jointly or severally, irreparable damage will result to the Buyer that could not be remedied by monetary damages. As a result, each of the Principals hereby agrees that in the event of any breach by any of the Principals, or in the event of apparent danger of such breach, the Buyer will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement by the Principals and to enforce specifically this Agreement by applying to state or federal court in Hennepin County, Minnesota or other court of general jurisdiction for injunctive relief only, together with recovery of reasonable attorney fees and other costs incurred in obtaining injunctive relief. The court will refer proceedings to the arbitrator described in Section 5 to determine whether any injunctive relief issued will be made permanent or be dissolved. The arbitrator’s findings will be binding and conclusive upon the parties.

6.

Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Any dispute among the Parties arising under, out of, or in connection with or in relation to this Agreement or any ancillary documents will be submitted to binding arbitration under the authority of the Federal Arbitration Act and will be arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, that the Parties will be entitled to conduct discovery as set forth in the Minnesota Rules of Civil Procedure and the arbitrator will have the power to compel discovery. The arbitration will take place before a single arbitrator in Minneapolis, Minnesota, or at such other place as is mutually agreed to by the Parties. Arbitration will be commenced by a Party giving written notice to the other Party stating the grounds of the dispute, the relief sought and that the dispute is being arbitrated under this Section 5. If the Parties cannot mutually select an arbitrator and agree to administration of the arbitration within 30 days after written notice is given, then the arbitration will be administered by the AAA. The decision of the arbitrator will be final and binding on all the parties to the dispute; however, the arbitrator may not under any circumstances assess punitive or exemplary damages. A judgment may be entered upon the arbitration award by any state or federal court in Minnesota. The prevailing Party will be entitled to its costs and expenses of arbitration including, without limitation, reasonable attorney fees.

7.

General. Each of the Parties will pay his, her, or its own expenses incurred in the preparation and negotiation of this Agreement. None of the Principals may assign this Agreement or delegate his or its obligations under this Agreement, but the Buyer may assign its rights and obligations under this Agreement without receiving the Principals’ consent. No amendment to this Agreement or waiver of the rights or obligations of a Party will be effective unless in a writing signed by the Parties by and against whom enforcement is sought. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Any notices, requests, demands, claims and other communications under this Agreement must be in writing and delivered as set forth in the Purchase Agreement. This Agreement contains the entire agreement and understanding of the parties concerning the subject matter of this Agreement, except that the parties acknowledge and agree that if any conflict arises between the provisions of this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement will control. This Agreement may be signed by facsimile and in counterparts. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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The parties have executed this Agreement to be effective as of the date first written above.

BUYER:	NATURE VISION, INC.

/s/ Michael R. Day
	Name:	Michael R. Day
	Title:	Chief Financial Officer

CASS CREEK:	CASS CREEK INTERNATIONAL, LLC

/s/ Gary R. Lynn
	Name:	Gary R. Lynn
	Title:	Managing Member

PRINCIPALS:	LYNN

/s/ Gary R. Lynn
Gary R. Lynn, individually

BERGSTUE

/s/ John T. Bergstue
John T. Bergstue, individually

HALLQUIST

/s/ Todd E. Hallquist
Todd E. Hallquist, individually

STREIB

/s/ James G. Streib
James G. Streib, individually

[SIGNATURE PAGE TO NONCOMPETITION AGREEMENT]